EXHIBIT 4.3(II)


                               AMENDMENT TO
                     BINDLEY WESTERN INDUSTRIES, INC.
                   1998 NON-QUALIFIED STOCK OPTION PLAN


        WHEREAS, the Board of Directors of Bindley Western Industries, Inc. (the "Corporation") adopted the Bindley Western Industries, Inc. 1998 Non-Qualified Stock Option Plan (the "Plan") on December 11, 1998; and

        WHEREAS, the Plan was first amended by the Board of Directors of the Corporation in certain respects not requiring shareholder approval, effective as of March 25, 1999; and

        WHEREAS, the Corporation now desires to further amend the Plan.

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1. Section 5 of the Plan is hereby amended to read in its entirety as follows:

           5. SHARES SUBJECT TO PLAN. Subject to adjustment by the operation of Section 9 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 1,200,000 Shares, all of which are currently held by the Corporation as treasury shares. The number of Shares which may be granted under the Plan to any Participant during any calendar year of the Plan under Awards shall not exceed 50,000 Shares. The Shares with respect to which Awards may be made under the Plan may only be Shares held by the Corporation as treasury shares. The Corporation shall at all times hold that number of Shares as treasury shares as would be required to be delivered upon the exercise of all Options then outstanding under the Plan. With respect to any Option which terminates or is surrendered for cancellation, new Awards may be granted under the Plan with respect to the number of Shares as to which such termination or surrender has occurred.

        2. Section 2 of the Plan is amended, in part, to read as follows:

           2.  DEFINITIONS.   The  following  definitions are applicable to
the Plan:

        "Participant" - means any employee of the Corporation or an Affiliate, other than an officer or director of the Corporation, who is selected by the Committee to receive an Award.

        3. Section 4 of the Plan is hereby amended to read in its entirety as follows:

           4. PARTICIPANTS. The Committee may select from time to time Participants in the Plan from those employees of the Corporation or its Affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Corporation or its Affiliates; provided, however, that the Committee shall not select as a Participant any individual who is an officer or director of the Corporation at the time of such selection.

        4. This Amendment to the Plan shall become effective upon its approval by the Board of Directors of the Corporation.


                              APPROVED BY THE BOARD OF DIRECTORS OF BINDLEY WESTERN INDUSTRIES, INC. AS OF JULY 22, 1999.